11100 USA Parkway Fishers, IN 46037

July 13, 2018

John F. (Jeff) Whorley

Dear Jeff:

In connection with the transaction (the “Transaction”) contemplated by the Asset Purchase Agreement entered into by and between Navient Solutions, LLC (the “Company”), a wholly owned subsidiary of Navient Corporation (“Navient”), and First Data Resources, LLC (the “Purchase Agreement”), you have indicated your intention to seek employment with First Data Corporation (“First Data”) on or following the Closing (as defined in the Purchase Agreement) of the Transaction, pursuant to the terms and conditions mutually agreed upon by you and First Data. Your last day of employment with the Company (and any other subsidiary or affiliate of Navient) is referred to herein as the “Separation Date.” The purpose of this letter (this “Letter Agreement”) is to confirm our mutual agreement that, in connection with the Transaction and subject to the Closing, your employment with the Company (and any other subsidiary or affiliate of Navient) will terminate effective as of the Separation Date and set forth certain terms and conditions of your termination of employment.

Subject to the Closing, your last day of employment with the Company (and any other subsidiary or affiliate of Navient) will be the Separation Date and you will be paid for all time worked up to and including the Separation Date. Your eligibility to participate in all Navient-sponsored employee benefit plans will end effective on the Separation Date or such other date as may be set forth in such plans.

If you sign this Letter Agreement and, on or after the Separation Date, a Separation and Release Agreement substantially in the form attached hereto as Exhibit A, agreeing to be bound by the general release and other terms and conditions in the Separation and Release Agreement, then Navient agrees to provide to you the following (the “Consideration”):

●
Navient will pay you an annual cash incentive bonus under the Navient 2018 Management Incentive Plan equal to 150% of your base salary (i.e., an annual incentive bonus based on target performance) reduced on a pro-rated basis to reflect the number of days you are employed with the Company (and any other subsidiary or affiliate of Navient) in 2018.

●
Solely for purposes of your outstanding equity awards granted under the Navient Corporation 2014 Omnibus Incentive Plan, as amended from time to time, your termination will be treated as an involuntary termination of employment for reasons other than cause, and the aforementioned equity awards will remain outstanding and continue to vest and become payable pursuant to their terms.

Please note that you will not be eligible for the Consideration until Navient has received an executed copy of the Separation and Release Agreement, and you have not revoked the Separation and Release Agreement as set forth therein. You acknowledge and agree that your termination of employment shall not constitute an involuntary termination event under the Navient Corporation Executive Severance Plan for Senior Officers and you therefore will not be entitled to any severance payments or benefits thereunder.

Please acknowledge your agreement to the terms of this Letter Agreement by signing below and returning this Letter Agreement to me no later than July 18, 2018. Should you have any additional questions regarding the foregoing, please do not hesitate to contact me.

Sincerely,

/s/ John Kroehler
Jon Kroehler
Chief Human Resources Officer

AGREED AND ACCEPTED:
/s/ John F. (Jeff) Whorley Jr.	Date: July 17, 2018
John F. (Jeff) Whorley, Jr.

Exhibit A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into as of the date set forth on the signature page below (the “Execution Date”), by and between John F. (Jeff) Whorley, Jr. (“you”) and Navient Corporation, its subsidiaries, predecessors, and affiliates (collectively, the “Company”).

WHEREAS, you have agreed to employment with First Data Corporation or an affiliated company (“First Data”), pursuant to terms and conditions mutually agreed upon between you and First Data;

WHEREAS, in connection with your employment with First Data, you and the Company have mutually agreed that your employment with the Company will terminate effective July 22, 2018 (the “Separation Date”);

WHEREAS, you and the Company entered that certain letter agreement dated July 13, 2018 (the “Letter Agreement”), which set forth the general terms of your termination of employment with the Company and required that you enter into this Agreement;

WHEREAS, you and the Company desire to enter into this Agreement to set forth the terms and conditions of the termination of your employment with the Company, including the release and other terms required by the Letter Agreement; and

WHEREAS, you may consider for twenty-one (21) days whether you wish to sign this Agreement and you are advised to review this Agreement with your attorney.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration the sufficiency of which you acknowledge, and intending to be legally bound hereby, you and the Company agree as follows:

1. General Terms of Separation. Your last day of employment with the Company will be the Separation Date and you will be paid for all time worked up to and including the Separation Date. Your eligibility to participate in all Company-sponsored plans that are governed by Employee Retirement Income Security Act or 1974, as amended (“ERISA”) will end effective on the Separation Date or such other date as may be set forth in such plans. You acknowledge and agree that your termination of employment shall not constitute an involuntary termination event under the Company’s Executive Severance Plan for Senior Officers and you therefore will not be entitled to severance thereunder.

2. Consideration. If you sign (and do not revoke) this Agreement, agreeing to be bound by the general release in Paragraph 3 below, including the other terms and conditions of this Agreement described below, the Company agrees to provide the following (the “Consideration”): (a) the Company will pay you an annual cash incentive bonus under the Navient 2018 Management Incentive Plan equal to 150% of your base salary (i.e., an annual incentive bonus based on target performance) reduced on a pro-rated basis to reflect the number of days you are employed with the Company in 2018, payable in a lump sum within thirty (30) days of the Separation Date; and (b) the Company will treat your termination as an involuntary termination of employment for reasons other than cause such that all of your outstanding equity awards granted under the Navient Corporation 2014 Omnibus Incentive Plan, as amended from time to time, will remain outstanding and continue to vest and become payable pursuant to their terms. You will not be eligible for the Consideration described in this Paragraph 2 until the Company has received an executed copy of this Agreement and you have not revoked this Agreement as set forth in Paragraph 13.

3. General Release. In exchange for the Consideration, you hereby waive all claims available under federal, state or local law against the Company (including its subsidiaries, affiliates and assigns) and the directors, officers, employees, employee benefit plans and agents of the Company (and its subsidiaries, affiliates and assigns) arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, the Indiana Civil Rights Act, the Indiana Wage Discrimination Law, the Indiana Employment Discrimination Against Disabled Persons Law, the Indiana Equal Pay Law, the Indiana Military Leave Family leave Act, the Indiana Blacklisting Statute, the Indiana Off Duty Use of Tobacco by Employees Law, the Indiana Age Bias Law, the Indiana False Claims and Whistleblower Protection Statute, the Indiana Wage Payment and Wage Claims Act, the Indiana Minimum Wage Law, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. You are not prohibited from making or asserting and you are not waiving: (i) your rights under this Agreement; (ii) any claims for unemployment compensation, workers’ compensation or state disability insurance benefits pursuant to the terms of applicable state laws; (iii) any claim for vested benefits under any Company-sponsored retirement or welfare benefit plan; and (iv) any other right that may not be released under applicable law. You acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

4. Reports to Government Entities. Nothing in this Agreement, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, you are waiving your right to receive any individual monetary relief resulting from such claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. You are not required to notify the Company that you have engaged in such communications with the Regulators.

5. Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation.

(a)           Except as required or permitted by statute, regulation, court order or the Asset Purchase Agreement by and between Navient Solutions, LLC and First Data Resources, LLC dated April 4, 2018 (the “First Data Agreement”), or pursuant to written consent given by Navient’s Chief Legal Officer, you agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of the Company or are otherwise confidential. In addition, you hereby acknowledge that you previously signed an Agreement Regarding Confidentiality, Intellectual Property and Non-Solicitation in June 2015, and that you continue to be bound by the terms of that agreement (the “IP Agreement”), the purpose of which is to protect to the maximum extent permitted by law the Company’s protectable business interests, except as modified in this Paragraph 5. You understand that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)           In exchange for the Consideration, you agree as follows: You shall not, directly or indirectly, compete with the Company for a period of twelve (12) months after your Separation Date (“Restricted Period”). For the purposes of this Paragraph 5(b), and except as provided below, “compete” means working or serving in any capacity in which you would engage in similar work or activities as you did for the Company, including but not limited to working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities engaged in any business similar to the type of business conducted by the Company at the time your employment with the Company terminated. For purposes of this Paragraph 5(b), and except as provided below, businesses similar to the type of business conducted by the Company include, but are not limited to, (i) loan management; (ii) loan servicing; (iii) asset recovery services, including debt collection and default prevention services for government and non-government entities; (iv) business process servicing on behalf of municipalities, public authorities and hospitals; and (v) any other business substantially similar to that in which the Company is engaged at the time of your termination.

Notwithstanding the foregoing, your employment by First Data will be excepted from the foregoing non-competition restrictions to the extent your responsibilities during the Restricted Period are limited to the development, operation and marketing of (i) the student loan processing platform conveyed pursuant to the First Data Agreement, and/or (ii) other loan processing platforms owned by First Data, in either case subject to the confidentiality and other provisions set forth in Paragraph 5(a) above. The Company will consider additional exceptions to the non-competition restrictions in this Agreement (e.g., future joint ventures between the Company and First Data) on a case-by-case basis. Requests for exceptions must be provided in writing to the Company’s Chief Human Resources Officer.

(c)           Except as provided below, you further agree that during the Restricted Period you shall not solicit or encourage any employee with whom you communicated within the last year of your employment to leave the employ of the Company, or hire any such employee. The foregoing employee non-solicitation restrictions shall not apply with respect to those employees of the Company who (i) receive and accept offers of employment by First Data pursuant to the First Data Agreement, or (ii) may be hired by First Data in response to general employment advertisements/solicitations pursuant to the terms of the First Data Agreement. For the avoidance of doubt, the provisions of this Paragraph 5(c) shall supersede any similar non-solicitation restrictions in the IP Agreement.

(d)           Except as provided below, you further agree that during the Restricted Period you shall not, directly or indirectly, contact or accept business that the Company could otherwise perform from any of the Company’s customers or prospective customers with whom you communicated within the last two (2) years of your employment. For the purposes of this Paragraph 5(d), “business that the Company could otherwise perform” includes, but is not limited to, (i) loan management; (ii) loan servicing; (iii) asset recovery services, including debt collection and default prevention services for government and non-government entities; (iv) business process servicing on behalf of municipalities, public authorities and hospitals; and (v) any other business substantially similar to that in which the Company is engaged at the time of your termination. Notwithstanding the foregoing, the provisions of this Paragraph 5(d) shall not apply to business solicitations on behalf of First Data for student loan servicing and other business processing services, provided that such services are delivered by utilizing (i) the student loan processing platform conveyed pursuant to the First Data Agreement, and/or (ii) other loan processing platforms owned by First Data. For the avoidance of doubt, the provisions of this Paragraph 5(d) shall supersede any similar non-solicitation restrictions in the IP Agreement.

(e)           You expressly agree that the markets served by the Company extend nationally are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Paragraph 5 have been designed to be reasonable and are no greater than are required for the protection of the Company and do not prevent you from earning a livelihood by working in positions that do not compete with the Company. In the event that a court shall determine that any provision of this Agreement is unenforceable, the parties shall request that the court construe this Agreement in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of the Company. You acknowledge and agree that this covenant has unique, substantial and immeasurable value to the Company, that you have sufficient skills to provide a livelihood for yourself while this covenant remains in force, and that this covenant will not interfere with your ability to work consistent with my experience, training, and education.

(f)           To enable the Company to monitor compliance with the obligations imposed by this Agreement, you further agree to notify in writing the Company’s Chief Human Resources Officer if your responsibilities at First Data extend beyond the development, operation and marketing of (i) the student loan processing platform conveyed pursuant to the First Data Agreement, and/or (ii) other student loan processing platforms owned by First Data. In addition, if your employment with First Data ends, you agree to inform the Company’s Chief Human Resources Officer of the identity of any subsequent employer(s) and your prospective job title(s) and responsibilities prior to beginning employment. You agree that these notice requirements shall remain in effect for twelve (12) months following your Separation Date.

(g)           In the event that the Board of Directors of Navient Corporation (“Board”) or its successor reasonably determines that you have violated any of the post-employment restrictions of this Agreement and the Board’s determination is upheld through arbitration under Paragraph 6 of this Agreement, or if a court at your request determines that all or a substantial part of such restrictions are held to be unenforceable, you will return to the Company the cash Consideration (less withholdings previously withheld by law).

(i)           The illegality, unenforceability, or ineffectiveness of any provision of this Paragraph 5 shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement.

(j)           Notwithstanding these confidentiality provisions, you may disclose these restrictive covenants to prospective employers and agree that the Company may provide a copy of this Agreement to your prospective or future employers.

6. Arbitration of Disputes. You agree to resolve any disputes with the Company regarding this Agreement through final and binding arbitration, to the fullest extent permitted by law. For example, you agree to arbitrate any dispute about the validity of this Agreement and any claim you may bring, which means that an Arbitrator and not another tribunal will decide issues of arbitrability and of liability with respect to any claim you may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Paragraph 5. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any action you might bring, including but not limited to any lawsuit related to a government agency proceeding, to the fullest extent permitted by law. By agreeing to this Agreement, you understand that you are waiving your right to a jury trial.

7. Statement of Non-Admission. Nothing in this Agreement is intended as or will be construed as an admission or concession of liability or wrongdoing by you, the Company or any of the Released Parties. Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

8. No Actions Pending Against the Company. You expressly acknowledge and represent that: (a) you have received all wages to which you were entitled as an employee of the Company; and (b) you are not aware of any facts that may constitute violations of the Company’s policies and/or legal obligations.

9. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the matters contained herein and supersedes any and all prior representations and agreements, written or oral, expressed or implied.

11. Headings; Days. Headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement. All references to a number of days throughout this Agreement refer to calendar days.

12. Representations. You agree and represent that (a) you have read carefully the terms of this Agreement, including the general release; (b) you have had an opportunity to and have been advised by the Company to review this Agreement, including the general release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the general release; (d) you were given twenty-one (21) days to determine whether you wished to sign this Agreement, including the general release; (e) your decision to sign this Agreement, including the general release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed in this Agreement has been made to you; and (g) you have adequate information to make a knowing and voluntary waiver.

13. Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days (“Revocation Period”). If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. This Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a letter to the attention of Jon Kroehler, Chief Human Resources Officer, Navient, 11100 USA Parkway, Fishers, IN 46037. The letter must be received within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be received on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the Consideration set forth in Paragraph 2 above.

14. Expiration Date. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Agreement. If you do not sign this Agreement on or before that time, then this Agreement is withdrawn and you will not be eligible for the Consideration set forth in Paragraph 2 above.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, you and the Company hereby execute the foregoing Separation and Release Agreement as of the Execution Date set forth below.

NAVIENT CORPORATION

By:
__________________________

Jon Kroehler
Chief Human Resources Officer

I HAVE READ THIS AGREEMENT. I HAVE BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE TWENTY-ONE (21)-DAY CONSIDERATION PERIOD. I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

______________________________
John F. (Jeff) Whorley, Jr.

______________________________
Execution Date